Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-233255 on Form S-3 and Registration Statement No. 333-127531 on Form S-8 of our reports dated March 16, 2022, relating to the financial statements of Creative Media & Community Trust Corporation and the effectiveness of Creative Media & Community Trust Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche, LLP

Los Angeles, California
March 16, 2022